Exhibit 99.1

Deep Medicine Acquisition Corp. Announces Listing Transfer to the Nasdaq Capital Market

New York, NY, February 16, 2023 (GLOBE NEWSWIRE) – Deep Medicine Acquisition Corp. (Nasdaq: DMAQ) (the “Company”) announced today that it has received approval from the Nasdaq Stock Market (“Nasdaq”) to transfer the listing of its securities from the Nasdaq Global Market to the Nasdaq Capital Market. The Company’s Class A common stock and rights will continue to trade under the symbol “DMAQ” and “DMAQR,” respectively and trading of its Class A common stock and rights will be unaffected by this transfer. This transfer will be effective as of the opening of business on February 17, 2023.

As previously disclosed, the Company received a letter from Nasdaq on January 22, 2023 indicating that the Company, following the stockholder redemptions at its last stockholder meeting, is not in compliance with Listing Rule 5450(b)(2), due to the Company’s failure to meet the minimum 1,100,000 publicly held shares requirement for continued listing on the Nasdaq Global Market. Upon the transfer of listing of the Company’s securities on the Nasdaq Capital Market on February 17, 2023, such deficiency would be resolved.

About Deep Medicine Acquisition Corp.

DMAQ is a special purpose acquisition company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities. DMAQ began trading on the Nasdaq in October 2021, and its Class A common stock and rights are traded under the ticker symbols DMAQ and DMAQR, respectively.

Cautionary Note Regarding Forward-Looking Statements

This press release may include, and oral statements made from time to time by representatives of the Company may include, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding possible business combinations and the financing thereof, and related matters, as well as all other statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”). All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Humphrey Polanen, Chief Executive Officer

Deep Medicine Acquisition Corp.

595 Madison Avenue, 12th Floor

New York, NY 10017

ir@dmaq-spac.com

Telephone: (917) 289-2776